Exhibit 99.1

Intraware, Inc. Fourth Quarter FY 2004 Earnings Release

INTRAWARE ANNOUNCES FOURTH QUARTER AND FULL FISCAL YEAR 2004 FINANCIAL RESULTS

Company Beats Revenue Guidance and Achieves Record Bottom Line Results

ORINDA, Calif. - [March 25, 2004] – Intraware, Inc. (Nasdaq: ITRA), the leading provider of electronic software delivery and management (ESDM) solutions for enterprise software publishers and other Fortune 1000 companies, today reported that the company beat fourth quarter revenue guidance and achieved record bottom line results.

Revenues for the fourth quarter of fiscal year 2004 increased 20% to $3.0 million compared to $2.5 million in the immediately preceding quarter.  Revenues for the year-earlier quarter were $3.3 million.  Revenues from total Online services and technology related to SubscribeNet services sales increased from $1.8 million in the third quarter of fiscal year 2004 to $2.0 million in the fourth quarter.  Alliance and reimbursement revenues in the fourth quarter of fiscal year 2004 grew to $1.0 million from $0.7 million in the previous quarter.  Total revenues, Online services and technology revenues, and Alliance and reimbursement revenues were all higher in the fourth quarter of fiscal year 2004 than in any of the three preceding quarters.

Gross profit margins increased to 64% in the fourth quarter, significantly up from 59% in the immediately preceding quarter and 59% in the year-earlier quarter.  Gross profit margins related to total Online services and technology revenues increased from 69% in the third quarter of fiscal year 2004 to 73% in the fourth quarter, and gross profit margins related to Alliance and reimbursement revenues increased from 39% in the third quarter of fiscal year 2004 to 50% in the fourth quarter.

Net income was break-even for the fourth quarter of fiscal year 2004, compared to a net loss of $(0.5) million in the quarter ended November 30, 2003 and a net loss of $(0.6) million in the year-earlier quarter.  Fourth quarter fiscal year 2004 earnings/net loss per share was $0.00, compared to a net loss per share of $(0.01) in the third quarter and $(0.01) in the fourth quarter of fiscal year 2003.

Full fiscal year 2004 revenues were $10.9 million compared to $14.0 million, after a $1.0 million warrant charge associated with the sale of the Asset Management software business, in fiscal year 2003.  The decline, which was expected, is primarily the result of the company’s transition out of the non-core third party software resale and Asset Management software businesses, the stabilization of the company’s sales services business, and the reduction of services provided under the company’s SubscribeNet agreement with Sun Microsystems.

Gross profit margins improved from 55% in fiscal year 2003 to 59% in fiscal year 2004.  This year-over-year improvement reflects Intraware’s increasing focus on its core SubscribeNet business.

Net loss for fiscal year 2004 narrowed significantly to $(2.4) million compared to the fiscal year 2003 net loss of $(9.7) million.  Fiscal year 2004 net loss per share was $(0.04), while net loss per share in fiscal year 2003 was $(0.20).

“Our financial performance in the fourth quarter was a solid finish to a successful year,” stated Wendy Nieto, Chief Financial Officer.  “During the year we experienced significant growth in subscribers and improved both our gross margins and bottom line results.  The fundamentals of our business are strong and we are optimistic about the growth opportunities for the company in the coming year.”

Operating Highlights

Intraware signed eighteen SubscribeNet and professional services contracts with customers in the fourth quarter.  The company added four new SubscribeNet customers, renewed or provided additional technology solutions to eight existing SubscribeNet customers, and commenced professional services engagements for six SubscribeNet customers.  New customers were i2 Technologies, Inc., TRADOS Incorporated, iRise, Inc., and Copper Australia Pty Limited, an Australian subsidiary of Vignette Corporation.  In addition, the company achieved record incremental contract value growth during the fourth quarter among its existing customers as those customers purchased additional services and added end-users to the SubscribeNet service.

Intraware’s SubscribeNet customer base currently consists of 40 customers, which represents a net customer count growth rate of 33% in fiscal year 2004.  The total annual contract value of the existing SubscribeNet customer base was $7.5 million as of February 29, 2004, which represents an increase of approximately $0.8 million from the end of the third quarter of fiscal year 2004.  Excluding the contract value associated with Intraware’s contract with Sun Microsystems, total annual contract value of the SubscribeNet customer base increased by approximately 32% during fiscal year 2004.  Intraware defines total annual contract value as, on any given date, the aggregate minimum annual service fees paid or payable by Intraware’s customers for services the company has contracted to provide during the then-current annual terms of the customers’ respective contracts with the company.  Contract value is not necessarily indicative of current or future revenue in any given fiscal period.

Over the past two years, Intraware has maintained a very high contract renewal rate among its SubscribeNet customers, in part, by continually enhancing the SubscribeNet service to address their requirements and unique needs.  During the fourth quarter, the company’s product development team delivered on its commitments to provide richer functionality to both software manufacturers and to their customers, the end-users of the SubscribeNet service.  Software manufacturers now benefit from more streamlined order processing transactions, while the introduction of more granular personalization functionality allows end-users to narrow their view of available products and to tailor their proactive product update notification emails.  Additionally, Intraware significantly upgraded the SubscribeNet service’s underlying infrastructure, positioning the hosted service to support the increased download traffic that the company anticipates over the next four quarters.  In the first quarter of fiscal year 2005, Intraware expects to release new enhancements to the SubscribeNet service that will provide additional functionality to both the company’s SubscribeNet customers and the end-users of the SubscribeNet service.

“I am thrilled with our financial and operating results of the fourth quarter,” stated Peter Jackson, Chairman, Chief Executive Officer and President.  “The revenue numbers that we achieved in the fourth quarter are beginning to reflect the hard work that has gone into building an electronic software delivery and management solution that we are seeing more and more business software publishers adopt as an integral component of their business operations.  Intraware has been on a long but steady march toward profitability, and we are all very energized by the bottom line results we achieved in the fourth quarter.  Fiscal year 2005 is largely about growth for this company, and I am very excited about the momentum with which we are going into the new fiscal year and the progress that we are determined to make over the next twelve months.”

Business Outlook

Intraware expects first quarter of fiscal year 2005 revenues to be $2.8 million to $3.0 million.  Net loss per share in the first quarter is expected to be zero to $(0.01).

Conference Call and Web Cast Information

Management will host the quarterly conference call to discuss fourth quarter and year end results on March 25, 2004 beginning at 5:00 pm Eastern Standard Time.  A live broadcast of the conference call may be heard by dialing 719-457-2679 and entering confirmation code 647318, or via webcast at http://www.intraware.com/company/investors/conference_calls.html.  For those unable to participate in the live call, a replay will be available for three months starting at 8:00 pm Eastern Standard Time on March 25, 2004, and can be accessed by dialing 719-457-0820 and entering confirmation code 647318.

About Intraware, Inc.

Intraware, Inc. is the leading provider of electronic software delivery and management (ESDM) solutions for enterprise software publishers and other Fortune 1000 companies worldwide. The Intraware SubscribeNet service (patent pending) is a Web-based delivery and support solution that enables enterprise software companies to deliver, track and manage the software, licenses and content they distribute to their global customer bases. Intraware’s ESDM solutions power business-to-business technology providers and Fortune 1000 companies, including: Progress Software, Inc., Business Objects SA, Documentum, Inc., PeopleSoft Inc., RSA Security, Inc. and McKesson. Intraware is headquartered in Orinda, California and can be reached at 888-797-9773 or http://www.intraware.com.

Forward Looking Statements

The statements in this news release that the company is optimistic about its growth opportunities in the coming year; that the total annual contract value of the existing SubscribeNet customer base was approximately $7.5 million as of February 29, 2004; that fiscal year 2005 is largely about growth for Intraware; that the company expects first quarter revenues to be $2.8 million to $3.0 million; that net loss per share in the first quarter is expected to be $(0.01) to zero; and other statements in this release which are not historical facts, may be deemed to be forward-looking statements involving a number of risk factors and uncertainties. Factors that could cause actual results to differ materially from those anticipated in this news release include lower than expected Alliance and reimbursement revenues due to softening demand for Sun ONE software products; the company’s failure to achieve or maintain profitability in future quarters due to lower than expected revenues or higher than expected expenses; any stalling or reversal of the incipient recovery of corporate technology spending due to terrorism, geopolitical events or macroeconomic factors; any termination by Zomax Incorporated of the Strategic Alliance Agreement between Zomax and Intraware; any failure by customers to pay service fees owed to Intraware under their respective contracts with the company; the concentration of a substantial portion of Intraware’s revenues in a small number of customers, which could make Intraware’s revenues vulnerable to unexpected cancellations due to mergers or other factors; an inability by the company to reduce operating costs quickly enough to offset any unexpected weakness in sales; and the introduction or aggressive marketing of competitive services and products by other companies.  Further information on potential factors that could affect Intraware’s financial results is included in Intraware’s Form 10-K/A for the 2003 fiscal year filed with the Securities and Exchange Commission (SEC) on May 2, 2003, and Intraware’s Form 10-Q for the third quarter of the 2004 fiscal year filed with the SEC on January 13, 2004.  Copies of this and other Intraware filings with the SEC are available from Intraware without charge or online at http://www.intraware.com.

© 2004 Intraware, Inc.  Intraware and SubscribeNet are registered trademarks of Intraware, Inc. Any other company or product names mentioned herein are the trademarks of their respective owners.

INTRAWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the Three Months Ended		For the Twelve Months Ended
	February 29, 2004	February 28, 2003	February 29, 2004	February 28, 2003

Revenues:
Software product sales	$71	$131	$362	$2,622
Online services and technology	1,867	1,914	6,768	6,872
Alliance and reimbursement	985	1,088	3,311	4,271
Related party online services and technology	120	125	466	277
Total revenues	3,043	3,258	10,907	14,042
Cost of revenues:
Software product sales	63	121	307	1,972
Online services and technology	535	704	2,339	2,385
Alliance and reimbursement	497	513	1,814	2,023
Total cost of revenues	1,095	1,338	4,460	6,380
Gross profit	1,948	1,920	6,447	7,662
Operating expenses:
Sales and marketing	579	803	2,616	5,430
Product development	497	958	2,733	6,184
General and administrative	866	683	3,368	3,017
Amortization of intangibles	—	—	—	1,085
Restructuring	—	(152)	—	1,239
Impairment of assets	—	—	—	792
Loss on abandonment of assets	—	128	—	128
Total operating expenses	1,942	2,420	8,717	17,875
Income (loss) from operations	6	(500)	(2,270)	(10,213)
Interest expense	(36)	(81)	(206)	(2,650)
Interest income	25	31	72	544
Other income and expenses, net	24	—	24	—
Gain on sale of Asset Management software business	—	—	—	2,656
Net income (loss)	$19	$(550)	$(2,380)	$(9,663)
Basic and diluted earnings (net loss) per share	$0.00	$(0.01)	$(0.04)	$(0.20)
Weighted average shares - basic	59,489	52,018	55,910	47,722
Weighted average shares - diluted	64,499	52,018	55,910	47,722

INTRAWARE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	February 29, 2004	February 28, 2003
ASSETS
Current assets:
Cash and cash equivalents	$11,804	$6,841
Accounts receivable, net	1,462	1,521
Prepaid licenses, services and cost of deferred revenue	214	329
Other current assets	317	338
Total current assets	13,797	9,029
Cost of deferred revenue, less current portion	43	37
Property and equipment, net	897	1,859
Other assets	33	11
Total assets	$14,770	$10,936

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$1,034	$—
Accounts payable	577	683
Accrued expenses	927	1,189
Deferred revenue	2,035	2,495
Related party deferred revenue	648	525
Capital lease and other obligations	1	1,495
Total current liabilities	5,222	6,387
Deferred revenue, less current portion	295	183
Related party deferred revenue, less current portion	—	223
Notes payable, less current portion	766	—
Capital lease obligations, less current portion	—	906
Total liabilities	6,283	7,699
Contingencies
Redeemable convertible preferred stock; $0.0001 par value; 10,000 shares authorized:
Series A; 552 and 1,298 shares issued and outstanding at February 29, 2004 and February 28, 2003, respectively (aggregate liquidation preference of $1,000 and $2,350 at February 29, 2004 and February 28, 2003, respectively).	897	2,109
Series B-1; zero and 49 shares issued and outstanding at February 29, 2004 and February 28, 2003, respectively (aggregate liquidation preference of zero and $486 at February 29, 2004 and February 28, 2003, respectively).	—	364
Total redeemable convertible preferred stock	897	2,473
Stockholders’ equity:
Common stock; $0.0001 par value; 250,000 shares authorized; 59,504 and 52,101 shares issued and outstanding at February 29, 2004 and and February 28, 2003, respectively.	6	5
Additional paid-in-capital	162,043	152,870
Unearned stock-based compensation	—	(32)
Accumulated deficit	(154,459)	(152,079)
Total stockholders’ equity	7,590	764
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$14,770	$10,936

For More Information Contact:

Roman Reznicek

Intraware, Inc.

925-253-4545

ir@intraware.com